EXHIBIT 8.3



                          July 28, 1999



To the Board of Directors
IGA Federal Savings Bank
213 West Street Road
Feasterville, Pennsylvania 19053

Re:  IGA Federal Savings Bank Tax Opinion


     In accordance with your Plan of Conversion, IGA Federal
Savings Bank requires an opinion as to the tax consequences under Pennsylvania law of the proposed reorganization and stock issuance.

     This letter is to advise you that in our opinion the conversion of IGA Federal Savings Bank and Jade Financial Corp.
and the stock issuance of IGA Federal Savings Bank does not create a taxable event.

     The justification for our opinion is based on our conclusion that the conversion and issuance of stock under GAAP (generally accepted accounting principles) does not result in income.

     Therefore, under Mutual Thrift Institution Tax regulations which is based on GAAP income, no tax is due.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "LEGAL AND TAX OPINIONS" in the related Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                              /s/ Stockton Bates, LLP

                              Certified Public Accountants